Exhibit 2

WARRANT FOR THE PURCHASE OF THE COMMON STOCK

OF

THINK PARTNERSHIP INC.

This certifies that Brady Whittingham (hereinafter referred to as the “Holder”), for value received and subject to the provisions hereinafter set forth, is entitled to purchase from THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION, a Nevada corporation (hereinafter referred to as the “Corporation”), up to Fifteen Thousand (15,000) fully-paid and nonassessable shares of the Common Stock of the Corporation of the par value of $0.001 per share (hereinafter referred to as the “Common Stock”), at a price per share equal to 120% of the closing price per share of Common Stock on the last trading day prior to May 23, 2006, but not less than $2.75 per share (which number of shares and purchase price are subject to adjustment as described below).

1. Exercise. This Warrant may be exercised by the Holder hereof as to the whole or any lesser number of whole shares of the Common Stock covered hereby at any time on or after May 23, 2007 but prior to the expiration date specified below upon surrender of this Warrant with the subscription form hereinafter set forth, duly executed, at the office of the Corporation, upon payment to the Corporation of the price hereinabove set forth for the shares so purchased. Payment of the purchase price shall be in cash. If this Warrant is exercised in respect of less than all of the shares of the Common Stock covered hereby, the Holder shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised.

2. Transfers. This Warrant is issued subject to the condition that title to this Warrant and all rights hereunder shall not be transferable except with the written consent of the Corporation (such consent not to be withheld unreasonably).

3. Covenants. The above provisions are subject to the following:

(a) The Warrant represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). This Warrant has been purchased for investment and not with a view to distribution or resale and may not be made subject to a security interest, pledged, hypothecated, or otherwise transferred without an effective registration statement for this Warrant under the Securities Act or evidence reasonably satisfactory to counsel for the Corporation that registration is not required under the Act. Any shares issued upon the exercise of this Warrant shall bear the following legend:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares have been acquired for investment and not with a view to distribution or resale, and may not be made subject to a security interest, pledged, hypothecated, or otherwise transferred without an effective registration statement for such shares under the Securities Act or evidence reasonably satisfactory to counsel for the Corporation that registration is not required under the Securities Act.”

(b) In the event that the Corporation shall, and any time prior to the expiration date of this Warrant and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation (i.e., stock dividend or right to acquire stock); or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes (i.e., stock split or reclassification); or (iii) consolidate or merge with, or transfer its property as an entirety to, any other corporation; then, upon the subsequent exercise of this Warrant, the Holder hereof shall receive for the exercise price, in addition to or in substitution for the shares of the Common Stock to which the Holder would otherwise be entitled upon such exercise, such additional shares of stock or scrip of the Corporation, or such reclassified shares of stock of the Corporation, or shares appropriately reflecting such consolidation or merger or transfer, which the Holder would have been entitled to receive had the Holder exercised this Warrant prior to the happening of any of the foregoing events. In the case of any event of the type described in this Section 3(b), appropriate adjustment also shall be made to the exercise price per share of this Warrant. This Section 3(b) shall apply to successive events.

4. No Rights as a Stockholder. This Warrant does not confer upon the Holder hereof any right whatsoever as a stockholder of the Corporation.

5. Reservation of Stock. The Corporation covenants that during the period this Warrant is exercisable, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Common Stock upon the exercise of this Warrant. The Corporation agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Common Stock upon the exercise of this Warrant.

6. Expiration of Warrant. This Warrant shall be void upon the occurrence of any of the following:

(a) This Warrant shall be void unless Holder is continuously employed by a subsidiary of the Corporation during the period commencing on the date hereof and ending on May 23, 2007;

(b) This Warrant shall be void unless exercised by the Holder within thirty (30) days following the last day of employment of Holder by a subsidiary of the Corporation; or

(c) This Warrant shall be void unless exercised by the Holder on or prior to May 23, 2012.

7. Miscellaneous. This Warrant shall be governed by the laws of the State of Illinois, without regard to its conflicts of law provisions. In the event of any dispute under this Warrant, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association (hereinafter referred to as “AAA”) in the City of Denver, Colorado, for its decision and determination in accordance with its rules and regulations then in effect. The Holder and the Corporation agree that the decision and/or award made by the AAA may be entered as the judgment of the Courts of the State of Illinois, and shall be enforceable as such. The headings in this Warrant are for purposes of convenience and reference only and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Corporation and the Holder hereof. All notices and other communications between the Corporation and the Holder of this Warrant shall be hand delivered or shall be mailed by first-class registered or certified mail, postage prepaid, return receipt requested: in the case of the Corporation, to the address of the Corporation shown on the Form 10-KSB or Form 10-K most recently filed with the U.S. Securities and Exchange Commission; and in the case of the Holder, to the address furnished to the Corporation in writing by the last Holder of this Warrant who shall have furnished an address to the Corporation in writing.

WITNESS the facsimile seal of the Corporation and signature of its duly authorized officer.

Date of Issue: [                    ], 2006

THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION

By:	/s/ Scott P. Mitchell
Scott P. Mitchell, President